Exhibit 10.1

WAIVER AND AMENDMENT NO. 1 TO FORBEARANCE AGREEMENT

This LIMITED WAIVER AND AMENDMENT NO. 1, dated as of November 26, 2024 (“Limited Waiver”), is made by ONCONETIX, INC (the “Company”) and VERU INC. (the “Holder”).

WHEREAS, reference is hereby made to a certain Promissory Note, dated as of April 19, 2023, and which was originally due on April 19, 2024 (the “April 2024 Promissory Note”);

WHEREAS, on April 24, 2024, the Borrower and Holder entered into a certain Forbearance Agreement, which was further amended and restated on September 19, 2024 (the “A&R Forbearance Agreement”) to, among other things, extend the maturity date of the April 2024 Promissory Note;

WHEREAS, pursuant to Section 5(a) of the A&R Forbearance Agreement, on November 20, 2024, the Company shall pay the Holder a payment equivalent to 25% of (i) the monthly cash receipts of Proteomedix AG for the licensing or sale of any products or services, (ii) monthly cash receipts of Borrower or any of its subsidiaries for the sales of Proclarix anywhere in the world, and (iii) monthly cash receipts of Borrower or any of its subsidiaries for milestone payments or royalties from Labcorp (the “Cash Receipt Payments”) generated in October 2024;

WHEREAS, as of the date hereof, the Company does not have sufficient cash reserves and is unable to pay the Holder the Cash Receipt Payments due on November 20, 2024;

WHEREAS, the Company is seeking to secure financing to generate sufficient cash to fulfill all applicable obligations to the Holder pursuant to the A&R Forbearance Agreement; and

WHEREAS, the Holder has agreed to a limited waiver of the provisions of Section 5(a) of the A&R Forbearance Agreement, as more fully set forth in this Limited Waiver; and

WHEREAS, the Company has agreed to increase the percentage that Borrower shall pay to Holder pursuant to Section 5(b) of the A&R Forbearance Agreement from 20% to 25%.

NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Definitions. Capitalized terms used and not defined in this Limited Waiver shall have the respective meanings given to them in the A&R Forbearance Agreement.

2.    Limited Waiver. The Holder hereby waives and extends the date by which the Company shall pay the applicable Cash Receipt Payments generated in October 2024 to the Holder pursuant to Section 5(a) of the A&R Forbearance Agreement from November 20, 2024 to no later than one business day following the date upon which the Company receives funds pursuant to its equity line of credit facility with Keystone Capital Partners LLC of at least $97,000.

3.    Amendment to A&R Forbearance Agreement. Section 5(b) of the A&R Forbearance Agreement shall be deleted and replaced in its entirety by the following:

“(b) Borrower shall pay to Holder, within three business days of the consummation thereof, an amount equal to 25% of the net proceeds from any transaction (other than a transaction described in Section 5(a) above) in which Borrower or any of its subsidiaries receives any proceeds from or in connection with (i) any sale of any debt, equity or other securities, (ii) any other incurrence of any indebtedness or (iii) any sale, transfer or license of any assets of Borrower or any of its subsidiaries outside the ordinary course of business, including, without limitation, any merger, reverse merger or other similar transaction, that is consummated between April 24, 2024 and June 30, 2025, it being understood that, if there are multiple such transactions, then there will be multiple payments to Holder under this provision. Previous payments made to Holder during the April 2024 Forbearance Period shall not be amended or modified based on this provision.”

4.    Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Limited Waiver and Amendment No. 1 as of the date first set forth above.

ONCONETIX, INC.

By:	/s/ Karina M. Fedasz
Name: Karina M. Fedasz
Title: Interim Chief Financial Officer

VERU INC.

By:	/s/ Michael J. Purvis
Name: Michael J. Purvis
Title: EVP, General Counsel